[LETTERHEAD OF VENABLE LLP]
July 30, 2008
Tortoise Capital Resources Corporation
11550 Ash Street, Suite 300
Leawood, Kansas 66211

Re:	Registration Statement on Form N-2:
File No. 333-142859
Ladies and Gentlemen:
          We have served as Maryland counsel to Tortoise Capital Resources Corporation, a Maryland corporation (the “Company”), and a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), in connection with certain matters of Maryland law relating to the registration by the Company of (i) 3,030,169 shares (the “Resale Shares”) of common stock, par value $.001 per share (the “Common Stock”), of the Company, offered by the stockholders (the “Selling Stockholders”) of the Company named under the caption “Selling Stockholders” in the above-referenced Registration Statement, and all amendments thereto (collectively, the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), (ii) up to 943,849 warrants (the “Warrants”) to purchase shares of Common Stock, offered by the Selling Stockholders, and (iii) up to 943,849 shares (the “Warrant Shares”) of Common Stock to be issued by the Company upon exercise of the Warrants, covered by the Registration Statement.
          In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):
          1. The Registration Statement and the related form of prospectus included therein in the form in which it was filed with the Commission under the 1933 Act;
          2. The charter of the Company, as amended and restated (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);
          3. The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;
          4. Resolutions adopted by the Board of Directors of the Company (the “Resolutions”) relating to, among other matters, the issuance and registration of the Resale

Tortoise Capital Resources Corporation
July 30, 2008

Shares, the Warrants and the Warrant Shares, certified as of the date hereof by an officer of the Company;
          5. The Warrant Agreement, dated as of December 8, 2005 (the “Warrant Agreement”), by and between the Company and Computershare Investor Services, LLC;
          6. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;
          7. A certificate executed by an officer of the Company, dated as of the date hereof; and
          8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.
          In expressing the opinion set forth below, we have assumed the following:
          1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.
          2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.
          3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of such party set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.
          4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Tortoise Capital Resources Corporation
July 30, 2008

          Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:
          1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.
          2. The Resale Shares have been duly authorized and are validly issued, fully paid and nonassessable.
          3. The Warrants have been duly authorized and are validly issued.
          4. The Warrant Shares have been duly authorized and (assuming that, upon any issuance of the Warrant Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter) when and if issued and delivered against payment therefor in accordance with the Warrant Agreement and the Resolutions, will be validly issued, fully paid and nonassessable.
          The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with, or the applicability of, federal or state securities laws, including the securities laws of the State of Maryland, or the 1940 Act. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.
          The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
          This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. Accordingly, this opinion may not be relied upon by, quoted in any manner to, or delivered to any other person or entity without, in each instance, our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,
/s/ Venable LLP